                                                                      EXHIBIT 11


                       COMPUTATION OF EARNINGS PER SHARE
                (Amounts in thousands, except per share amounts)



                                       NINE MONTHS            THREE MONTHS
                                    ENDED SEPTEMBER 30,     ENDED SEPTEMBER 30,
                                    -------------------     -------------------
                                        1997     1996          1997     1996
                                       ------   ------        ------   ------
PRIMARY

Earnings applicable to common stock    $2,874   $1,677        $1,714   $  281
                                       ======   ======        ======   ======
Weighted average shares:
 Average shares outstanding             5,915    6,574         5,741    6,560
 Net effect of warrants and dilutive
  stock options based on application
  of treasury stock method using
  average market price                     72       24           160       50
                                       ------   ------        ------   ------
   Total average shares                 5,987    6,598         5,901    6,610
                                       ======   ======        ======   ======
Earnings per share                     $  .48   $  .25        $  .29   $  .04
                                       ======   ======        ======   ======

FULLY DILUTED

Fully diluted earnings per share are considered equal to primary earnings per share due to immaterial dilution.